Exhibit 10.24
RELOCATION BONUS AGREEMENT
This Bonus Agreement (the “Agreement”) is made and entered into as of January 25, 2011, by and between LPL Financial LLC, a California limited liability company (“Employer”) and Mark R. Helliker (“Employee”).
WHEREAS, in consideration of the Employee’s future performance as Managing Director, Broker-Dealer Support Services, the Employer wishes to grant the Employee the opportunity to receive a cash bonus according to the terms and conditions set forth below.
NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employer and Employee agree as follows:
1.      The Employer shall pay a one-time cash bonus in the amount of $170,000.00 (the “Bonus”) to the Employee no later than February 1, 2011, provided that, on the date of payment, Employee is not in breach of any agreement or understanding between Employee and Employer.
2.      If Employee’s employment is terminated for any reason prior to January 31, 2013, Employee shall pay to Employer an amount equal to the Bonus.
3.      This Agreement shall terminate upon the earlier of (i) payment of any amounts due by the Employee under Section 2 above, or (ii) January 31, 2013.
4.      Neither this Agreement nor any rights or interests hereunder shall be assignable by Employee, Employee’s beneficiaries or legal representatives; provided, however, that nothing in this Section 4 shall preclude Employee from designating a beneficiary to receive any benefits payable hereunder upon Employee’s death or the executors, administrators or other legal representatives of Employee or Employee’s estate from assigning any rights hereunder to the person or persons entitled thereto. This Agreement may be assigned by Employer to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of Employer in which Employee participates. Upon any such assignment, the rights and obligations of Employer hereunder shall become the rights and obligations of such affiliate or successor person or entity.
5.      This Agreement shall be binding upon, and inure to the benefit of, Employee and Employer and their respective permitted successors and assigns. This Agreement contains the entire understanding of the parties with respect to the Bonus.
6.      This Agreement shall not be modified or amended, except by an instrument in writing signed by the parties thereto.
7.      This Agreement shall be governed by and construed in accordance with the laws of The Commonweath of Massachusetts, without regard to conflicts of laws principles thereof that would direct the applicable law of any other jurisdiction.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

LPL FINANCIAL LLC
By:	/s/ Sheila E. Hunter
Name:	Sheila E. Hunter
Title:	Executive Vice President, Human Resources

Read, Understood and Agreed:
By:	/s/ Mark R. Helliker
Name:	Mark R. Helliker